Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2006 Results

Revenues of $71.6 Million and $0.16 Diluted Earnings Per Share

Raises Fiscal Year 2006 Guidance

Portland, Oregon – (Business Wire) – May 3, 2006 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal first quarter ended April 1, 2006.

Highlights for the first quarter of 2006 compared to the first quarter of 2005:

•	Revenues increased 18.6% to $71.6 million from $60.4 million

•	Comparable restaurant sales increased 4.1%

•	Operating income increased 32.8% to $3.4 million from $2.5 million

•	Net income increased 40.0% to $2.3 million from $1.6 million

•	Diluted earnings per share increased 33.3% to $0.16 from $0.12

“We had a great start to 2006, with both revenues and earnings exceeding the top range of our guidance for the first quarter. Higher guest counts were the primary contributor to our comparable sales growth, which has now been positive for eleven consecutive quarters. Our team effectively managed costs at the restaurant and corporate levels, which facilitated significant flow-through to the bottom line. We appreciate that our guests have made McCormick and Schmick’s their destination of choice for fresh seafood and for an affordable upscale dining experience. With our current development schedule, we look forward to introducing even more people to our brand, both this year and beyond,” said Saed Mohseni, Chief Executive Officer.

First Quarter 2006 Results

Revenues in the first quarter of 2006 increased 18.6% to $71.6 million from $60.4 million in the first quarter of 2005. The growth in revenues is attributable to a 4.1% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The 4.1% increase in comparable restaurant sales was primarily the result of increased guest counts. The Company opened two company-owned restaurants during the first quarter of 2006, one in Columbus, Ohio and the other in Minneapolis, Minnesota.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $60.8 million in the first quarter of 2006, or 85.0% of revenues, compared to $51.7 million in the first quarter of 2005, or 85.7% of revenues. The decrease in total operating costs as a percentage of revenues is primarily the result of leveraging labor, operating, and fixed occupancy costs as the result of higher average weekly sales volumes, coupled with operating efficiencies at the restaurants opened in 2004 and 2005.

General and administrative expenses were $4.0 million in the first quarter of 2006 compared to $3.3 million in the first quarter of 2005, an increase of $0.7 million, which includes $0.2 million of share-based compensation expense recognized as a result of the Company’s adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”), which requires the expensing of stock based compensation awards. General and administrative expenses as a percentage of revenue remained even at 5.5% between quarters.

Operating income increased 32.8% to $3.4 million in the first quarter of 2006, compared to operating income of $2.5 million in the first quarter of 2005.

Net income in the first quarter of 2006 was $2.3 million, or $0.16 per diluted share, compared to net income of $1.6 million, or $0.12 per diluted share, in the first quarter of 2005.

Financial Guidance

The Company expects second quarter 2006 revenues to be between $76.0 million and $77.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $0.23 and $0.24. This range includes the estimated impact of SFAS 123R ($0.01 to $0.02 per diluted share). The Company intends to open one new restaurant late in the second quarter of 2006 in Washington D.C. The Company expects pre-opening expenses to be approximately $0.7 million in the second quarter, including the majority of the pre-opening expenses for the Company’s fourth new restaurant of 2006, which it expects to open in the first two weeks of the third quarter.

The Company now expects fiscal year 2006 revenues to be between $305 million and $309 million and a comparable restaurant sales increase of approximately 2% to 3%. Diluted earnings per share are expected to be between $0.86 and $0.90. This range includes the estimated impact of SFAS 123R ($0.05 to $0.06 per diluted share). The Company intends to open eight restaurants in fiscal year 2006.

Conference Call

The Company will host a conference call to discuss first quarter 2006 financial results today at 5:00 PM EDT. Hosting the call will be Douglas Schmick, Chairman and President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-289-0572, or for international callers 1-913-981-5543. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; conference ID is 7964162. The replay will be available until May 10, 2006. The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, it has successfully grown to 61 restaurants in 25 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our second quarter and fiscal 2006 and the number of restaurants we intend to open in our second quarter, third quarter and fiscal 2006 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis-Unaudited

(in thousands, except per share data)

	Thirteen week period ended
	March 26, 2005		April 1, 2006
Revenues	$60,385	100.0%	$71,606	100.0%

Restaurant operating costs
Food and beverage	17,760	29.4%	21,022	29.4%
Labor	19,356	32.1%	22,736	31.8%
Operating	9,017	14.9%	10,486	14.6%
Occupancy	5,605	9.3%	6,591	9.2%

Total restaurant operating costs	51,738	85.7%	60,835	85.0%
General and administrative expenses	3,342	5.5%	3,971	5.5%
Restaurant pre-opening costs	529	0.9%	763	1.1%
Depreciation and amortization	2,232	3.7%	2,659	3.7%

Total costs and expenses	57,841	95.8%	68,228	95.3%

Operating income	2,544	4.2%	3,378	4.7%
Interest expense (income), net	156	0.3%	(3)	—%

Income before income taxes	2,388	3.9%	3,381	4.7%
Income tax expense	741	1.2%	1,075	1.5%

Net income	$1,647	2.7%	$2,306	3.2%

Net income per common share
Basic	$0.12		$0.16
Diluted	$0.12		$0.16
Shares used in computing net income per common share
Basic	13,782		14,192
Diluted	13,959		14,482